Exhibit 99.1

Oakley Announces First Quarter Revenues and Earnings

    FOOTHILL RANCH, Calif.--(BUSINESS WIRE)--April 16, 2003--Oakley, Inc. (NYSE:OO):

    Conference Call -- 11:00 a.m. EDT, Wednesday, April 16, 2003 -- A simultaneous web cast for interested investors can be heard at Oakley's corporate web site: http://investor.oakley.com and will remain available through April 16, 2004. A telephonic replay of the call will be available from 3:00 p.m. EDT, Wednesday, April 16, through midnight April 23, 2003, and can be accessed from the United States and Canada at 800/642-1687, and from international locations at 706/645-9291; pass code: 9726678.

    Selected Highlights

    -- First quarter earnings per share of $0.05 exceed analysts' consensus estimate of $0.02.

    -- Spring 2003 introductions continue to drive sales growth in newer product categories.

    -- Net sales through Oakley-owned retail stores grow 53.4 percent in the quarter to $8.9 million.

    Oakley, Inc. (NYSE:OO) today announced results of its first quarter ended March 31, 2003.
    First quarter net sales increased 1.5 percent, to $111.2 million, a first quarter record, compared with $109.6 million in the first quarter of 2002. Net income for the first quarter totaled $3.2 million, or $0.05 per diluted share, compared with net income of $5.6 million, or $0.08 per diluted share, earned in the first quarter of 2002.
    U.S. net sales in the first quarter, excluding the company's retail store operations, decreased 10.7 percent to $46.8 million from $52.4 million. Net sales from Oakley's retail store operations increased 53.4 percent to $8.9 million from $5.8 million last year.
Total first quarter U.S. net sales decreased 4.5 percent to $55.7 million from $58.2 million last year. International net sales increased 8.0 percent to $55.5 million compared with $51.4 million in last year's first quarter.
    Oakley's Chief Operating Officer Link Newcomb commented, "Although our first quarter results were clearly affected by the sluggish retail environment made worse by the threat and reality of war in Iraq, late in the quarter we witnessed strong sales of our new 2003 sunglass styles, including Plate(TM), Big Square Wire(TM), Valve(TM), Teaspoon(TM) and Monster Dog(TM), enabling us to achieve record first quarter sales. We are pleased that our new product launch execution during the quarter resulted in most new products shipping on time, giving us maximum opportunity to capitalize on the critical spring and summer selling seasons. These successful launches reflect an outstanding effort by numerous teams around the world and puts us in great position to capitalize on any sustained improvement in the general retail environment.
    "Gross sales of our newer categories registered a combined increase of 18.6 percent to $39.0 million, led by increases in prescription eyewear, apparel and footwear. Footwear and apparel margins improved as a result of higher volumes, better initial merchandise margins, more effective product development and sourcing through third-party manufacturers and reduced sales of excess inventory to closeout channels. We remain firmly committed to this important diversification strategy."
    Newcomb concluded, "We are pleased with our stronger-than-expected earnings performance in the first quarter and, based upon that performance, are able to reaffirm expectations toward the high end of our previous full year guidance of $0.55 to $0.60 per share."

    First Quarter Financial Analysis

    U.S. net sales to the company's diverse specialty account base and other domestic sales excluding Sunglass Hut totaled $39.3 million, a decrease of 6.9 percent; U.S. net sales to Sunglass Hut totaled $7.5 million, a decrease of 26.4 percent compared with the first quarter of 2002. Global net sales to Sunglass Hut decreased 24.1 percent to $9.1 million during the quarter. U.S. net sales reflect the generally depressed retail environment during the first quarter, which had a more pronounced effect on the company's mature sunglass category and contributed to a decline in sunglass sales. In addition, net sales to Sunglass Hut in the first quarter of 2002 reflected the replenishment of severely depleted inventory levels after the two companies suspended their relationship between August and late December 2001.
    Oakley's international net sales increased 8.0 percent (a decline of 2.2 percent on a constant dollar basis) to $55.5 million in the first quarter, compared with $51.4 million last year. Although sunglass sales during the quarter were below the company's original expectations, sales increases in goggles, apparel and prescription eyewear contributed to the overall sales increase. Europe, Canada, Japan, South Pacific and South Africa each achieved strong growth, partially offset by declines in the Middle East, Latin America and the rest of Asia.
    First quarter gross sales totaled $117.9 million. Sunglass gross sales decreased 11.5 percent in the first quarter, to $63.9 million, as soft consumer spending and weak retail conditions persisted throughout the quarter. Sunglass unit shipments declined 16.3 percent, partially offset by a 5.7 percent increase in average sunglass selling price compared to the first quarter of 2002, primarily as a result of a weaker U.S. dollar. Combined first quarter gross sales of the company's apparel, prescription eyewear, footwear and watch categories grew 18.6 percent, to $39.0 million, and accounted for 33.1 percent of total first quarter gross sales. Excluding sales to closeout retail channels, newer category gross sales increased 26.8 percent. Newer category sales to closeout retail channels decreased significantly as a result of better inventory management and more successful products. Gross sales of the company's goggles increased 63.1 percent in the first quarter of 2003, driven by the success of Wisdom(TM), Oakley's newest, most advanced snow goggle, introduced in the fourth quarter of 2002.
    Net sales through Oakley's retail store operations grew to $8.9 million during the quarter, compared to $5.8 million in the first quarter of 2002. During the first quarter, the company opened one O Store(TM), bringing the total to 15. In addition, two Iacon stores were opened, including the acquisition of Celebrity Eyeworks Studio located at Downtown Disney(TM) in Orlando, Florida, bringing the total to 66.
    First quarter gross margins were 53.4 percent compared with 52.6 percent in last year's comparable period, reflecting improved margins in all categories other than sunglasses and the positive effect of a weaker U.S. dollar, partially offset by slightly lower sunglass margins due to the decline in volumes. Operating expenses were 48.7 percent of net sales in the quarter, compared with 44.2 percent the prior year, primarily due to higher foreign operating expenses resulting from a weaker U.S. dollar and higher selling expenses related to the company's expanded retail operations.
    The company's order backlog as of March 31, 2003 was a record $71.1 million, up 20.3 percent compared with $59.1 million at the same time last year. Prebook orders from retailers for the company's fall footwear and apparel lines totaled $31.1 million at March 31, 2003, up
45.4 percent compared with $21.4 million at the same time last year. The company's consolidated inventory totaled $91.8 million at
March 31, 2003, compared with $87.0 million at December 31, 2002 and $78.5 million at March 31, 2002. This inventory reflects higher sunglass inventories established to capitalize on the key summer selling season and the expanded company-owned retail store operations, partially offset by lower footwear and apparel inventories. Accounts receivable totaled $78.5 million at March 31, 2003, compared with $68.1 million at December 31, 2002 and $83.9 million at March 31, 2002.

    Stock Repurchase Program

    On September 10, 2002, the company's Board of Directors authorized a $20 million stock repurchase program to occur from time to time as market conditions warrant. Since the time of this authorization, the company has repurchased 657,200 shares for $6.8 million at an average share price of $10.30. During the first quarter of 2003, the company repurchased 263,200 shares for $2.6 million at an average share price of $9.95. The company intends to continue to make repurchases under the share repurchase program should the right market conditions exist.

    2003 Guidance

    The uncertain economy and generally weak retail environment in most of Oakley's key global markets continue to provide a very difficult backdrop against which to forecast. This environment makes it extremely difficult to predict near-term retail and consumer spending. Because the company's sunglass sales rely on "at-once" orders from retailers to replenish inventory sold to consumers, an inconsistent retail environment complicates management's attempts to accurately assess future order and sales trends.
    Management believes it has been successful in the implementation of cost control initiatives to reduce initial 2003 spending plans by at least $5 million throughout the year and to minimize future increases in operating expenses relative to the rate of increase in sales. As partial evidence of those efforts, first quarter operating expenses grew at the slowest year-over-year rate since the third quarter of 1999. Management's current 2003 outlook reflects the anticipated effect of these initiatives.
    For the full year 2003, the company is reaffirming its guidance provided on February 12, 2003 that assumed annual net sales growth of approximately 15 percent to $560 million. This revenue outlook assumes growth from new product categories near the bottom end of the previous range of 30 to 35 percent, due primarily to slower growth in Fall footwear than originally anticipated. Conversely, the company's goggle sales are trending above expectations based on the success of Wisdom and increased sales to the U.S. military. The company's retail store operations are still expected to represent approximately 10 percent of 2003 sales.
    Earnings per diluted share are now expected to be near the high end of the previous range of $0.55 to $0.60, based on the company's better-than-expected performance in the first quarter and the anticipated positive effects of the company's cost reduction initiatives. This outlook assumes favorable consumer response to new product introductions scheduled for the second and third quarters, and slow, sustained improvement in the retail environment in key global markets as the year progresses. Investors and analysts are strongly encouraged to take all of the market and operational factors discussed above into careful consideration in formulating their own full year 2003 Oakley financial models.

    Non-GAAP Financial Measures

    This release makes references to gross sales and to international sales calculated on a constant dollar basis. The company believes that each of these terms may be a non-GAAP financial measure as defined by Regulation G, recently promulgated by the Securities and Exchange Commission. A reconciliation of each of these terms to its directly comparable GAAP financial measure is included in the accompanying financial tables.

    About Oakley, Inc.

    Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company also offers an expanding line of premium performance footwear, apparel, accessories, watches and prescription eyewear to consumers in more than 70 countries. Trailing-12-month revenues through March 31, 2003 totaled $491.2 million and generated net income of $38.3 million -- a 7.8 percent net margin. Oakley, Inc. press releases, SEC filings and the company's Annual Report are available at no charge through the company's Web site at www.oakley.com.

    Safe Harbor Disclaimer

    This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including: risks related to the company's ability to manage rapid growth; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on eyewear sales to Sunglass Hut which is owned by a major competitor and, accordingly, could materially alter or terminate its relationship with the company; the company's ability to expand distribution channels and its own retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; continued weakness of economic conditions could continue to reduce or further reduce demand for products sold by the company and could adversely affect profitability, especially of the company's retail operations; further terrorist acts, or the threat thereof, could continue to adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company's operations and financial performance; the ability of the company to integrate acquisitions without adversely affecting operations; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company's new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential effect of periodic power crises on the company's operations including temporary blackouts at the company's facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters concentrated in Southern California where substantially all of the companies operations are based; the company's ability to identify and execute successfully cost control initiatives; and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2002 and other filings made periodically by the company. The company undertakes no obligation to update this forward-looking information.


                             OAKLEY, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
           (in thousands except per share data, unaudited)

                                                       Three Months Ended
                                                            March 31,
                                                     ---------------------
                                                         2003      2002
                                                     ---------   ---------
Net sales                                             $111,190    $109,572
Cost of goods sold                                      51,775      51,889
                                                     ---------   ---------
 Gross profit                                           59,415      57,683

Operating expenses:
 Research and development                                3,722       3,864
 Selling                                                31,691      27,475
 Shipping and warehousing                                4,430       4,369
 General and administrative                             14,267      12,758
                                                     ---------   ---------
       Total operating expenses                         54,110      48,466

                                                     ---------   ---------
Operating income                                         5,305       9,217
Interest expense, net                                      370         659
                                                     ---------   ---------
Income before provision for income taxes                 4,935       8,558
Provision for income taxes                               1,727       2,996
                                                     ---------   ---------
Net income                                              $3,208      $5,562
                                                     =========   =========

Basic net income per share                               $0.05       $0.08
Basic weighted average shares                           68,132      68,829

Diluted net income per share                             $0.05       $0.08
Diluted weighted average shares                         68,186      69,655




                                                          Three Months
                                                          Ended
                                                          March 31,
                                                       2003      2002
                                                       ----      ----
                                                        (in thousands)
   Reconciliation of Non-GAAP financial measures to comparable GAAP measures:

   Gross sales                                        $117,878    $115,870
   Discounts and returns                                 6,688       6,298
                                                      --------    --------
   Net sales as reported in accordance with GAAP      $111,190    $109,572
                                                      ========    ========

   Constant dollar international net sales             $50,270
   Positive effect of weaker U.S. dollar (1)             5,275
                                                      --------
   International net sales as reported
    in accordance with GAAP                            $55,545
                                                      ========

(1) Positive effect represents the difference between the translation of foreign-denominated sales for the period using average exchange rates pursuant to GAAP and the translation of such sales using average rates for the comparable prior year period.



                                                       Three Months Ended
                                                            March 31,
                                                      -------------------
                                                         2003       2002
                                                      -------- ----------
                                                     (dollars in thousands)
   Other Operating Data:

   Sunglasses:
       Units                                           895,002   1,069,299
       Gross Sales                                     $63,881     $72,177

   Net sales:
       Domestic                                        $55,645     $58,192
       International                                   $55,545     $51,380

   Backlog                                             $71,069     $59,092





                                        March 31, Dec. 31,   March 31,
                                            2003     2002        2002
                                      ----------- -------- -----------
Selected Balance Sheet Data:          (unaudited)          (unaudited)
                                               (in thousands)

Cash and cash equivalents                $12,447  $22,248      $8,761
Accounts receivable less allowance for
 doubtful accounts                        78,528   68,116      83,908
Inventories                               91,766   87,007      78,503
Accounts payable, accrued liabilities
 and income tax payable                   59,464   54,147      41,726
Total debt                                30,833   30,757      57,622

    CONTACT: Oakley, Inc.
             Gar Jackson (Corporate Communications), 949/672-6985 gjackson@oakley.com
                     or
             PondelWilkinson Parham
             Ron Parham (Investor Relations), 503/924-1186 rparham@pondel.com